Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

biote Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	5,000,000(1)	$3.91(2)	$19,550,000	0.0000927	$1,812.29
		Total Offering Amounts				$19,550,000
		Total Fees Previously Paid				—
		Total Fee Offsets				—
		Net Fee Due				$1,812.29

(1) Consists of 25,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) previously issued to the registrant by the selling securityholder named herein (the “Selling Holder”) and 4,975,000 shares of Class A common stock that are available to be issued and sold by biote Corp. to from time to time at the Company’s election pursuant to a standby equity purchase agreement, dated as of July 27, 2022, between the Company and the Selling Holder, subject to satisfaction of the conditions set forth therein. Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the bid and asked prices as reported on the OTC Pink Open Market on July 25, 2022.